Exhibit 99.2

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION ANNOUNCES

2007 FOURTH QUARTER EARNINGS EXPECTATIONS

SANTA ANA, Calif., Jan. 15, 2008 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced that it expects to report total revenues of approximately $1.9 billion and an after-tax loss for the fourth quarter of 2007, which is not expected to exceed $50 million. The fourth quarter results will include losses related to catastrophic losses from the California wildfires, write-downs of certain private strategic investments and operational assets, litigation reserves and severance payments. Excluding these items, as well as realized gains from asset sales, the company expects to be marginally profitable for the fourth quarter of 2007. In addition to the above-referenced items, the company’s operating results in the fourth quarter were negatively impacted by higher provisions for title claims in the Title Insurance segment. The company estimates that cash provided by operating activities in the fourth quarter of 2007 will exceed $100 million. The company plans to issue its 2007 fourth-quarter and year-end results on Feb. 28, 2008.

The company issued a separate release today announcing its plan to spin-off into a separate public company its Financial Services businesses, which primarily consist of its Title Insurance and Specialty Insurance reporting segments. The transaction, which the company anticipates will be tax-free to shareholders, is expected to close in the third quarter of 2008. The company noted that although business conditions are expected to remain difficult in 2008, it is confident that the plan to create two independent companies, each focused on its unique strategies and financial objectives, will enhance value for its shareholders.

The company does not typically comment on its earnings expectations and does not undertake to do so in the future.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With revenues of approximately $8.5 billion in 2006, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of

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First American Announces 2007 Fourth Quarter Earnings Expectations

which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information and First Advantage. More information about the company and an archive of its press releases can be found at www.firstam.com.

Forward-Looking Statements

Certain statements made in this press release, including the expected amount of the loss for the quarter; the various components of that loss and their respective amounts; marginal profitability for the quarter excluding certain one-time items; estimated cash provided by operating activities in the quarter; the timing of the company’s finalized results; and the timing, tax-free nature and anticipated effects of the spin-off, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These and other forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” and other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; continuing disruption in the credit markets; the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the title insurance business and certain other regulated businesses; consolidation among significant customers and competitors; changes in the ability to integrate acquired businesses; systems interruptions and intrusions; the inability to realize the benefits of the offshore strategy; product migration; the inability to consummate the spin-off transaction as a result of, among other factors, the inability to obtain necessary regulatory approvals or the failure to obtain the final approval of the company’s board of directors; the inability to recognize the benefits of the spin-off transaction as a result of, among other factors, unexpected corporate overhead costs, unfavorable reaction from customers, employees, ratings agencies or other interested persons, the triggering of rights and obligations by the spin-off, accommodations required to be made to obtain consents or waivers or the inability to transfer assets into the entity being spun-off; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2006, as updated in Part II, Item 1A of the company’s quarterly report on Form 10-Q for the period ended June 30, 2007, and in Part II, Item 1A of the company’s quarterly report on Form 10-Q for the period ended September 30, 2007, in each case as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Media Contact:	Investor Contact:
Jo Etta Bandy	Mark Seaton
Corporate Communications	Investor Relations
The First American Corporation	The First American Corporation
(714) 250-3298 • jbandy@firstam.com	(714) 250-4264 • mseaton@firstam.com